EXHIBIT 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kingstone Companies, Inc. on Form S-3 (No. 333-134102) and Form S-8 (No. 333-104060 and No. 333-132898) of our report dated March 30, 2012, on our audit of the consolidated financial statements as of December 31, 2011 and for the year ended December 31, 2011, to be filed on or about March 29, 2013.

/s/ EisnerAmper LLP

Edison, New Jersey
March 29, 2013